AMENDMENT 9
This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of September 20, 2024:

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and Trust dated December 3, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	Brown Advisory Funds
Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.
IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Distributors, Inc.		Brown Advisory Funds
By:	/s/ Stephen Kyllo	By:	/s/ Brett Rogers
Name:	Stephen Kyllo	Name:	Brett Rogers
Title:	SVP & Director	Title:	Chief Compliance Officer

Schedule A to this Amendment
Amendments
The Existing Agreement is amended as follows:
1.Appendix A is deleted in its entirety and replaced with the following:
APPENDIX A
LIST OF FUNDS1
Effective as of September 20, 2024
Brown Advisory Beutel Goodman Large-Cap Value Fund
Brown Advisory Emerging Markets Select Fund
Brown Advisory Flexible Equity Fund
Brown Advisory Global Leaders Fund
Brown Advisory Growth Equity Fund
Brown Advisory Intermediate Income Fund
Brown Advisory Maryland Bond Fund
Brown Advisory Mid-Cap Growth Fund
Brown Advisory Mortgage Securities Fund
Brown Advisory Small-Cap Fundamental Value Fund
Brown Advisory Small-Cap Growth Fund
Brown Advisory Sustainable Bond Fund
Brown Advisory Sustainable Growth Fund
Brown Advisory Sustainable International Leaders Fund
Brown Advisory Sustainable Small-Cap Core Fund
Brown Advisory Sustainable Value Fund
Brown Advisory Tax-Exempt Bond Fund
Brown Advisory Tax-Exempt Sustainable Bond Fund
Brown Advisory WMC Japan Equity Fund
Brown Advisory WMC Strategic European Equity Fund

ALPS Distributors, Inc.		Brown Advisory Funds
By:	/s/ Stephen Kyllo	By:	/s/ Brett Rogers
Name:	Stephen Kyllo	Name:	Brett Rogers
Title:	SVP & Director	Title:	Chief Compliance Officer

1 This Appendix A may be amended upon execution of an updated Appendix A signed by the Parties hereto.
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Schedule B to this Amendment
General Terms
1.Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.
2.The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.
3.This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.
4.This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.
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